Exhibit 10.3

RETIREMENT BENEFIT AGREEMENT

THIS AGREEMENT dated this 22nd day of May, 2003, between Burlington Northern Santa Fe Corporation (hereinafter referred to as the “Company”) and Mr. Charles L. Schultz (hereinafter referred to as “Mr. Schultz”).

W I T N E S S E T H

WHEREAS, in consideration of Mr. Schultz’s service, the Company desires to provide Mr. Schultz with benefits upon retirement to be calculated in the manner and provided under the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Mr. Schultz agree as follows:

1. Upon retiring pursuant to the provisions of the Burlington Northern Santa Fe Retirement Plan (hereinafter referred to as the “Plan”), Mr. Schultz will be entitled to the following retirement benefits:

(a)	A Normal Retirement Benefit, or reduced Early Retirement Benefit, calculated in accordance with Plan provisions in effect on the date of his termination, and payable out of Plan assets in accordance with the Plan terms and, if entitled thereto by the provisions of the Burlington Northern Santa Fe Supplemental Retirement Plan (the “Supplemental Plan”), an additional benefit payable out of the general assets of the Company; and

(b)	An extra Retirement Benefit payable monthly out of the general assets of the Company and calculated as follows:

(i)	Mr. Schultz’s Normal Retirement Benefit or reduced Early Retirement Benefit calculated as if Mr. Schultz terminated his employment effective as of the close of business on June 30, 2003, and calculated as if Mr. Schultz is entitled to the Window Benefit provisions of Supplement B to the Plan without regard to the minimum retirement benefit provisions of subparagraph 5 of Paragraph B-5 of Supplement B and without regard to the maximum retirement benefit provisions of subparagraph 6 of Paragraph B-5 of Supplement B and provided that, for purposes of this Section 1(b), Mr. Schultz’s Plan Compensation shall be increased by $733.33 for the months of April, 2002, through June, 2003, and further provided that such Normal Retirement Benefit or reduced Early Retirement Benefit shall be increased by an amount such that the single sum value of such amount, computed based on a 7% interest rate and the 1983 Group Annuity Mortality Table for males, is $422,249.00; minus

(ii)	Mr. Schultz’s Normal Retirement Benefit, or reduced Early Retirement Benefit, as calculated in Section 1(a) of this Agreement.

(c)	For purposes of the extra Retirement Benefit to be provided to Mr. Schultz pursuant to Section 1(b), Mr. Schultz shall be eligible for early retirement at any time he has both attained age 55 and completed at least 10 years of vesting service.

(d)	The first payment to Mr. Schultz out of the general assets of the Company shall include an additional amounts equal to six times the monthly amount determined under Section 1(b)(i), without regard to the offset described in Section 1(b)(ii). This payment shall be made on or about January 4, 2004.

2. Nothing contained herein shall confer any right upon Mr. Schultz for continued employment by the Company, or any affiliate or subsidiary of the Company.

3. The continued payment of the extra Retirement Benefit to be provided to Mr. Schultz pursuant to Section 1(b) shall be subject to the terms and conditions of the Termination Agreement dated as of May 22, 2003, between the Company and Mr. Schultz, including any reductions in such extra Retirement Benefit provided for therein.

4. The Company retains the right to withhold from payments due hereunder amounts deemed by the Company to be required to be withheld under income or other tax laws of any jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BURLINGTON NORTHERN SANTA FE CORPORATION

By:	/s/ Matthew K. Rose

[Corporate Seal]

ATTEST:

Secretary

CHARLES L. SCHULTZ

/s/ Charles L. Schultz